                                                                      EXHIBIT 12


                   FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                           FIRST HALF                 FOR THE YEARS ENDED DECEMBER 31
                                      ---------------------   -------------------------------------------------
                                        2002        2001         2001         2000         1999         1998
                                      ---------   ---------   ----------   ----------    ---------    ---------
                                           (UNAUDITED)
EARNINGS
   Income before income taxes         $   932.3   $ 1,210.0   $  1,507.5   $  2,495.0    $ 2,103.8    $ 1,812.2
   Less equity in net income/(loss)
     of affiliated companies                5.5         0.3          4.9        (22.0)       (24.9)         2.3
   Fixed charges                        3,651.2     4,792.9      8,989.6      9,001.6      7,219.3      6,936.8
                                      ---------   ---------   ----------   ----------    ---------    ---------
   Earnings before fixed charges      $ 4,578.0   $ 6,002.6   $ 10,492.2   $ 11,518.6    $ 9,348.0    $ 8,746.7
                                      =========   =========   ==========   ==========    =========    =========
FIXED CHARGES
   Interest expense                   $ 3,630.3   $ 4,773.7   $  8,951.2   $  8,970.1    $ 7,193.4    $ 6,910.4

   Interest portion of rental
     expense                               20.9        19.2         38.4         31.5         25.9         26.4
                                      ---------   ---------   ----------   ----------    ---------    ---------
   Total fixed charges                $ 3,651.2   $ 4,792.9   $  8,989.6   $  9,001.6    $ 7,219.3    $ 6,936.8
                                      =========   =========   ==========   ==========    =========    =========
   Ratio of earnings to fixed
     charges                               1.25        1.26         1.17         1.28         1.29         1.26



For purposes of the Ford Credit ratio, earnings consist of the sum of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries, less unremitted income/(loss) of affiliated companies, plus fixed charges. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor).


                                      12-1